                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Cholestech Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             CHOLESTECH CORPORATION
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 17, 2000
                            ------------------------

TO THE SHAREHOLDERS OF CHOLESTECH CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of CHOLESTECH CORPORATION, a corporation organized under the laws of the State of California, will be held at the Hotel Sofitel San Francisco Bay located at 223 Twin Dolphin Drive, Redwood City, California 94065, on Thursday, August 17, 2000, at 10:00 a.m. Pacific Time, for the following purposes:

     1. To elect six (6) directors to serve until the next Annual Meeting of Shareholders or until their successors are elected.

     2. To approve the adoption of the Company's 2000 Stock Incentive Program and to authorize the reservation of 590,000 shares of Common Stock for issuance thereunder.

     3. To approve an amendment to the Company's 1992 Employee Stock Purchase Plan, to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 200,000.

     4. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending March 30, 2001.

     5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on June 30, 2000 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any shareholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                                          By Order of the Board of Directors,

                                          Andrea J. Tiller
                                          Chief Financial Officer

July 10, 2000

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                             CHOLESTECH CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Proxy Card are being furnished to the shareholders of Cholestech Corporation ("Cholestech" or the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 2000 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Hotel Sofitel San Francisco Bay located at 223 Twin Dolphin Drive, Redwood City, California 94065, on Thursday, August 17, 2000, at 10:00 a.m. Pacific Time. The Company's principle executive office is located at 3347 Investment Boulevard, Hayward, California 94545, and its telephone number at that address is (510) 732-7200.

     These proxy solicitation materials and the Annual Report to Shareholders for the fiscal year ended March 31, 2000, including financial statements, were first mailed on or about July 17, 2000 to all shareholders entitled to vote at the meeting.

RECORD DATE AND VOTING SECURITIES

     Shareholders of record at the close of business on June 30, 2000 of the Company's Common Stock, no par value ("Common Stock"), are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On that date, 11,984,552 shares of Common Stock were outstanding and entitled to vote and held by approximately 227 shareholders of record. No shares of the Company's Preferred Stock were outstanding.

REVOCABILITY OF PROXY

     A proxy may be revoked by a shareholder prior to the voting at the Annual Meeting by written notice to the Secretary of the Company, by submission of another proxy bearing a later date or by voting in person at the Annual Meeting. Such notice or later proxy will not affect a vote on any matter taken prior to the receipt thereof by the Company. The mere presence at the Annual Meeting of the shareholder who has appointed a proxy will not revoke the prior appointment.

VOTING AND SOLICITATION

     Each shareholder is entitled to one vote for each share held. Each shareholder voting in the election of directors (Proposal One) may cumulate such shareholder's votes. This means a shareholder may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected (six). However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the shareholder's votes. On all other matters, each share has one vote. A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in establishing the quorum.

     The cost of soliciting votes will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or by facsimile.

DEADLINE OF RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2001 Annual Meeting of Shareholders must be received by the Company no later than March 14, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to the meeting.

     The attached proxy card grants proxy holders discretionary authority to vote on any matter raised at the Annual Meeting of Shareholders. If a shareholder intends to submit a proposal at the Company's Annual Meeting of Shareholders which is not eligible for inclusion in the proxy statement relating to that meeting, the shareholder must do so no later than May 28, 2001. If such shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at the Company's Annual Meeting of Shareholders in the year 2001.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS
GENERAL

     A Board of six (6) members is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for management's six (6) nominees named below, all of who are presently directors of the Company. In any event, the proxy holders cannot vote the proxies for a greater number of persons than six (6). In the event that any management nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until such director's successor has been duly elected and qualified.

VOTE REQUIRED AND BOARD RECOMMENDATION

     If a quorum is present and voting, the six (6) nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors. Abstentions and "broker non-votes" are not counted in the election of directors.

NOMINEES

     The names of the nominees and certain information about them are set forth below.

          NAME OF NOMINEE            AGE         POSITION WITH THE COMPANY         DIRECTOR SINCE
          ---------------            ---         -------------------------         --------------
John H. Landon(1)(2)(4)............  59     Chairman of the Board                  1997
Warren E. Pinckert II(3)(4)........  56     President, Chief Executive Officer     1993
                                            and Director
John L. Castello(2)(3)(4)..........  64     Director                               1993
Molly J. Coye MD...................  53     Director                               2000
Harvey S. Sadow,                     77     Director                               1990
  Ph.D.(1)(2)(3)(4)................
Larry Y. Wilson(1).................  50     Director                               1998

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Governance Committee

(4) Member of the Nominating Committee

     There is no family relationship between any director or executive officer of the Company.

     John H. Landon has been a director of the Company since December of 1997 and has been selected as the incoming Chairman of the Board. Mr. Landon served as Vice President and General Manager, Medical Products, E.I. DuPont de Nemours and Company from 1992 to 1996. Prior to that, Mr. Landon served in various capacities at DuPont, including Vice President and General Manager, Diagnostics and Biotechnology from 1990 to 1992, Director of Diagnostics from 1988 to 1990, Business Director of Diagnostic Imaging from 1985 to 1988 and in various other professional and management positions at DuPont from 1962 to 1985. Mr. Landon is also a director of Digene Corporation and a director and member of the Executive Committee of Christiana Care Corporation, a firm created by the merger of the Medical Center of Delaware, Mid-Atlantic Health Systems, and several other healthcare entities. Previously, Mr. Landon served as a director of The DuPont Merck Pharmaceutical Company and the Health Industry Manufacturers Association. Mr. Landon earned a B.S. in Chemical Engineering from the University of Arizona.

     Warren E. Pinckert II has served as President, Chief Executive Officer and a director of the Company since June 1993. Mr. Pinckert served as Executive Vice President of Operations of the Company from 1991 to June 1993 and as Chief Financial Officer and Vice President of Business Development of the Company from 1989 to June 1993. Mr. Pinckert also served as Secretary of the Company from 1989 to January 1997. Prior to joining the Company, Mr. Pinckert was Chief Financial Officer of Sunrise Medical Inc., an international durable medical equipment manufacturer, from 1983 to 1989. Mr. Pinckert also serves on the Board of Directors of PacifiCare Health Systems, Inc., a managed care organization. Mr. Pinckert earned a B.S. in Accounting and a M.B.A. from the University of Southern California and is a certified public accountant.

     John L. Castello has been a director of the Company since August 1993. Mr. Castello is the President, Chief Executive Officer, and Chairman of the Board of XOMA Ltd. ("XOMA"), a biotechnology company. Mr. Castello joined XOMA in April 1992 as President and Chief Executive Officer after serving as President of the Ares Serono Group, Inc., a Swiss ethical pharmaceutical company, from 1986 to 1991, and prior to that Mr. Castello was Chairman and Chief Executive Officer from August 1991 to April 1992. From 1977 to 1986, Mr. Castello held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello earned a B.S. in Mechanical and Industrial Engineering from Notre Dame University.

     Molly J. Coye, MD is the founder of the Health Technology Center, a non-profit organization sponsored by the Institute for the Future that is dedicated to advancing the use of beneficial technologies for healthier people and communities. From September 1997 to April 2000, Dr. Coye was the director of the west coast office for The Lewin Group, a leader in health care policy, strategic planning and management consulting, and served as an advisor to venture capital firms in their investment planning for health technology and communications. Dr. Coye has also directed product development and marketing for HealthDesk Corporation, a developer of consumer software for interactive health communication and disease management, and was EVP for Managed Care in the Good Samaritan Health System, a non-profit integrated health care system and the largest provider system in the Santa Clara Valley. From 1991 to 1993 Dr. Coye was the Director of the California Department of Health Services. Dr. Coye also directed the Division of Public Health at the Johns Hopkins School of Hygiene and Public Health, and served as Commissioner of Health for the State of New Jersey from 1986 to 1990. Dr. Coye received a Master of Arts degree in Asian History from Stanford University and both a Doctor of Medicine and Master of Public Health degrees from John Hopkins University.

     Harvey S. Sadow, Ph.D. has been a director of the Company since January 1990 and has served as Chairman of the Board from 1992 to 2000. Dr. Sadow was President and Chief Executive Officer of Boehringer Ingelheim Corporation, a health care company, from 1971 to 1988, and of Boehringer Ingelheim Pharmaceuticals, Inc., an ethical specialty pharmaceutical company, from 1984 to 1988. In 1988, upon his retirement, Dr. Sadow became Chairman of the Board of Directors of both Boehringer Ingelheim Corporation and Boehringer Ingelheim Pharmaceuticals, Inc. Dr. Sadow retired as Chairman of both companies in 1990 but remained on their Boards of Directors until 1992. Dr. Sadow is a director of Anika Therapeutics, Inc., a hyaluronic acid technology specialty company; a director of Trega Biosciences, Inc., a drug discovery company and a director of several privately held companies in the health care field. Dr. Sadow earned a B.S. from the

Virginia Military Institute, a M.S. from the University of Kansas and a Ph.D. from the University of Connecticut.

     Larry Y. Wilson has been a director of the Company since May 1998. Since 1987, Mr. Wilson has served as the Executive Vice President and Chief Operating Officer of Catholic Healthcare West ("Catholic Healthcare"), a health care system that operates 38 acute care facilities and eight medical groups of the CHW Medical Foundation in Arizona, California and Nevada. Prior to that time, Mr. Wilson served as the Executive Vice President and Chief Financial Officer of Mercy Health System, a predecessor of Catholic Healthcare, from 1983 to 1986 and as a principal of the Health and Medical Division of Booz Allen & Hamilton, a consulting company, from 1979 to 1983. Mr. Wilson also serves as a director of PriMed Medical Management, Inc., the entity that operates the Hill Physicians Medical Group. Mr. Wilson earned a B.A. in English from Harvard University and an M.B.A. from Stanford University.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five (5) meetings in fiscal 2000 and all directors attended at least 75 percent of the meetings of the Board and Committees of which they were members at the time of such meetings. The Board of Directors has an Audit Committee, a Compensation Committee, a Governance Committee and a Nominating Committee. The Audit Committee is comprised of Messrs. Wilson, Sadow and Landon. The Compensation Committee is comprised of Messrs. Castello, Sadow and Landon. The Governance Committee is comprised of Messrs. Pinckert, Sadow and Castello. The Nominating Committee is comprised of Messrs. Landon, Sadow, Pinckert and Castello.

     The Audit Committee held three (3) meetings during fiscal 2000. The responsibilities of the Audit Committee include recommending to the Board the selection of the independent accountants and reviewing the Company's internal accounting controls. The Audit Committee is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent accountants, the scope of the annual audit, accounting controls, practices and policies, and the relationship between the Company and its independent accountants, including the availability of Company records, information and personnel.

     The Compensation Committee of the Board of Directors held three (3) meetings during fiscal 2000. The Compensation Committee focuses on executive compensation, incentive and other forms of compensation for directors, officers and other employees and the administration of the Company's various compensation and benefit plans.

     The Governance Committee of the Board of Directors was formed by the Board in June 1998 and did not meet in fiscal 2000. The purpose of the Governance Committee is to ensure that the Board is operating efficiently and effectively.

     The Nominating Committee of the Board of Directors held two (2) meetings during fiscal 2000. The Nominating Committee recommends to the Board of Directors candidates for nomination to the Board of Directors. The Nominating Committee will consider nominees recommended by shareholders. Shareholders making such recommendations should follow the procedures outlined above under "Deadline of Receipt of Shareholder Proposals."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of directors Castello and Landon. There are no interlocking relationships, as described by the Securities and Exchange Commission, between the Compensation Committee members. Mr. Pinckert, President, Chief Executive Officer and director of the Company, a nonmember of the committee, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants to the Company, except that Mr. Pinckert was excluded from discussions regarding his own salary and incentive compensation.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

     The following table sets forth, as of June 30, 2000 information relating to the beneficial ownership of the Company's Common Stock as to (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, (ii) by each director, (iii) by each of the executive officers and non-executive officers named in the table under "Executive Compensation -- Summary Compensation Table" and (iv) by all directors and officers as a group. Except as otherwise noted, the shareholders named in the table have sole voting, and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable common property laws.

                                      SHARES OF COMMON STOCK         PERCENT OF
                                        BENEFICIALLY OWNED      OUTSTANDING SHARES(1)
                                      ----------------------    ---------------------
Kopp Investments Advisors,
  Inc.(2)...........................        1,753,146                   14.6%
  6600 France Avenue South
  Suite 672
  Edina, MN 55433
Warren E. Pinckert II(3)............          420,002                    3.4%
Robert J. Dominici(4)...............          146,248                      *
Andrea J. Tiller(5).................          116,644                      *
Harvey S. Sadow(6)..................           88,224                      *
John L. Castello(7).................           52,000                      *
Timothy I. Still(8).................           25,456                      *
John H. Landon(9)...................           25,000                      *
Larry Y. Wilson(10).................           25,000                      *
Thomas E. Worthy(11)................           20,820                      *
Molly J. Coye.......................                0                      *
All current Directors and executive
  officers as a group (14
  persons)(12)......................          919,844                    7.2%

---------------
  *  Less than one percent.

 (1) This table is based upon information supplied by officers, directors and principal shareholders. Applicable percentage of ownership is based on 11,984,552 shares of Common Stock outstanding as of June 30, 2000 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after June 30, 2000 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (2) Reflects ownership as reported on Schedule 13G/A dated February 7, 2000 with the Commission by Kopp Investment Advisors, Inc. ("KIA"). Represents shares beneficially owned by (i) KIA, a registered investment advisor, (ii) Kopp Holding Company ("Holding") and (iii) LeRoy C. Kopp individually and through his ownership of a controlling interest in KIA, his position as sole stockholder of Holding and his individual interests. KIA has sole voting power over 607,500 shares of the Company's Common Stock, sole dispositive power over 410,000 shares and shared dispositive power over 985,950 shares of the Company's Common Stock. Holding has beneficial ownership over 1,395,950 shares of the Company's Common Stock. Mr. Kopp has sole voting and dispositive power over 265,000 shares of Common Stock and beneficial ownership over 1,753,146 shares of Common Stock.

 (3) Includes 343,266 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

 (4) Includes 141,248 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

 (5) Includes 108,644 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

 (6) Includes 70,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

 (7) Includes 50,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

 (8) Represents 25,456 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

 (9) Represents 25,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

(10) Represents 25,000 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000

(11) Includes 17,820 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

(12) Includes 806,434 shares of Common Stock issuable pursuant to stock options exercisable within 60 days after June 30, 2000.

                                  PROPOSAL TWO

                    ADOPTION OF 2000 STOCK INCENTIVE PROGRAM

     To ensure the company can continue to grant stock options to employees at levels determined appropriate by the Board and the Compensation Committee of the Board, the shareholders are being asked to approve the Company's 2000 Stock Plan (the "2000 Plan"). The total number of shares authorized for issuance under the 2000 Plan is 590,000 shares. As of the record date, no options had been granted under the 2000 Plan. The 2000 Plan was adopted by the Board of Directors on March 30, 2000.

     The 2000 Plan permits the Company to grant incentive stock options, nonqualified stock options and stock purchase rights to employees, directors and consultants in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business.

     The plan also provides for nondiscretionary grants of nonqualified options to outside directors. Under this nondiscretionary grant mechanism, each outside director will receive an option to purchase 10,000 shares of common stock at the time he or she first becomes a director. This initial grant will vest over one year in four equal quarterly installments. In addition, beginning with the first annual meeting of stockholders after the 2000 Plan becomes effective, each outside director who has served as a director for at least the six preceding months will receive an option to acquire an additional 10,000 shares. Each of these incremental option grants will vest over one year, in four equal quarterly installments. All options granted to outside directors under this nondiscretionary grant mechanism will have an exercise price equal to the fair market value of our common stock on the date of grant.

     The Board believes the 2000 Plan is necessary in order to continue the Company's policy of equity ownership by employees as an incentive for employees to exert maximum efforts. The Board of Directors believes that stock options are a competitive necessity in the medical diagnostic industry. The Company's existing equity plans have the following shares reserved for issuance:

     - The Company's 1988 Stock Incentive Program (the "1988 Plan") terminated in February 1998. Options to purchase 662,433 shares of common stock are outstanding under the 1998 Plan. There are no shares reserved for future option grants.

     - Options to purchase 776,336 shares are outstanding under the 1997 Plan, and 108,943 shares are reserved for future option grants, 70,000 of which are reserved for grants to directors.

     - Options to purchase 541,402 shares are outstanding under the Company's 1999 Nonstatutory Stock Option Plan (the "1999 Plan"), and 457,837 shares are reserved for future grants. Officers and directors are not eligible for grants under the 1999 Plan except in connection with their commencement of services for the Company.

     This proposal provides a number of shares authorized for issuance under the 2000 Plan which, together with the reserves under the 1997 Plan and the 1999 Plan, the Company believes will provide sufficient shares for anticipated grants to be issued to both new and existing employees until at least fiscal 2002. The Company intends to utilize the options available for grant to attract and retain both executive level and other employees as well as directors.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required under California law to approve the amendment to the Incentive Program. For this purpose, the "Votes Cast" are defined under California law to be the shares of the Company's Common Stock represented and "voting" at the Annual Meeting of Shareholders. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding on the Record Date. Votes that are cast against the proposal will be counted for purposes of determining (i) the presence or absence of a quorum and
(ii) the total number of Votes Cast with respect to the proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but shall not be counted for the purpose of determining the total number of Votes Cast with respect to the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal.

SUMMARY OF THE 2000 PLAN

     General. The purpose of the 2000 Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the employees, directors and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the 2000 Plan. Options granted under the 2000 Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options.

     Administration. The 2000 Plan may generally be administered by the Board or the Committee appointed by the Board (as applicable, the "Administrator").

     Eligibility; Limitations. Nonstatutory stock options and stock purchase rights may be granted under the 2000 Plan to employees, directors and consultants of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees, directors and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the 2000 Plan provides that no employee, director or consultant may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 300,000 shares of Common Stock. Notwithstanding this limit, however, in connection with such individual's initial employment with the Company, he or she may be granted options or stock purchase rights to purchase up to an additional 300,000 shares of Common Stock.

     Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the

     Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. Stock options granted under the 2000 Plan generally vest and become exercisable over four years. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The 2000 Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercises, a reduction in the amount of any Company liability to the optionee, any other form of consideration permitted by applicable law, or any combination thereof.

          (c) Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the 2000 Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. To the extent the option is exercisable at the time of such termination, the optionee may exercise all or part of his or her option at any time before termination.

          (e) Death or Disability. If an optionee's employment or consulting relationship terminates as a result of death or disability, then all options held by such optionee under the 2000 Plan expire on the earlier of
     (i) 12 months from the date of such termination or (ii) the expiration date of such option. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance), may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

          (f) Nontransferability of Options. Options granted under the 2000 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (g) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 2000 Plan as may be determined by the Administrator.

     Stock Purchase Rights. In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

     Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 2000 Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 2000 Plan, and the exercise price of any such outstanding option or stock purchase right.

     In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator may, in its discretion provide that each optionee shall have the right to exercise all of the optionee's options and stock purchase rights, including those not otherwise exercisable, until the date ten (10) days prior to the consummation of the liquidation or dissolution.

     In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right as to all the optioned stock, including shares not otherwise exercisable. In such event, the Administrator shall notify the optionee that the option or stock purchase right is fully exercisable for fifteen (15) days from the date of such notice and that the option or stock purchase right terminates upon expiration of such period.

     Amendment and Termination of the 2000 Plan. The Board may amend, alter, suspend or terminate the 2000 Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the 2000 Plan to the extent necessary to comply with Section 162(m) and
Section 422 of the Code, or any similar rule or statute. No such action by the Board or shareholders may alter or impair any option or stock purchase right previously granted under the 2000 Plan without the written consent of the optionee. Unless terminated earlier, the 2000 Plan shall terminate ten years from the date of its approval by the shareholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held between 12 and 18 months are currently taxed at a maximum federal rate of 28%. Net capital gains on shares held for more than 18 months are capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     The exercise of an incentive stock option may subject the optionee to alternative minimum tax under Section 55 of the Internal Revenue Code.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. The Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held between 12 and 18 months are currently taxed at a maximum federal rate of 28%. Net capital gains on shares held for more than 18 months are capped at 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. As a result, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when a stock ceases to be subject to a substantial risk of forfeiture. The stock will generally cease to be subject to a substantial risk of forfeiture when it is no longer subject to the Company's right to repurchase the stock upon the purchaser's termination of employment with the Company. At such times, the purchaser will recognize ordinary income measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to a substantial risk of forfeiture.

     The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and the beginning of any capital gain holding period by timely filing an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of the Company.

     THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES, HOLDERS OF STOCK PURCHASE RIGHTS, AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE 2000 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE EMPLOYEE'S OR CONSULTANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE EMPLOYEE OR CONSULTANT MAY RESIDE.

PARTICIPATION IN THE INCENTIVE PROGRAM

     The grant of options under the Incentive Program to executive officers, including the officers named in the Summary Compensation Table, is subject to the discretion of the Administrator. As of the date of this proxy statement, there has been no determination by the Administrator with respect to future awards under the Incentive Program. The Administrator of the 2000 Incentive Program currently plans to make grants to nonemployee directors of 10,000 shares per nonemployee director granted at the Annual Shareholder Meeting. Accordingly, future awards are not determinable. The table of option grants under "Executive Compensation -- Stock Option Grants in Fiscal Year 2000" provides information with respect to the grant of options to the named executive officers during fiscal 2000. Information regarding options granted to nonemployee directors during fiscal 2000 is set forth under the heading "Executive
Compensation -- Director Compensation." During fiscal 2000, all current executive officers as a group and all employees as a group received options to purchase 161,000 shares and 490,005 shares.

                                 PROPOSAL THREE

                   AMENDMENT OF EMPLOYEE STOCK PURCHASE PLAN

     In June 1992, the Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") authorizing the issuance of 75,000 shares of Common Stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Under the Purchase Plan, the Board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan.

     In August 1995, the Employee Stock Purchase Plan was amended to increase the number of shares of Common Stock reserved for issuance thereunder by 125,000 shares. In August, 1997, the Employee Stock Purchase Plan was amended to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares. As of July 8, 2000, 85,000 shares of Common Stock (excluding the additional 200,000 shares to be approved hereunder) were available for purchase under the Purchase Plan. The purpose of the amendment is to increase the number of shares authorized for issuance under the Purchase Plan by 200,000 shares from a total of 400,000 shares to a total of 600,000 shares. This amendment is intended to afford the Company greater flexibility in providing employees with stock incentives and ensures the Company can continue to provide such incentives determined appropriate by the Board. During fiscal 2000, eligible employees, including officers, purchased 74,188 shares of the Company's Common Stock raising $149,838 in additional funds.

VOTE REQUIRED

     The affirmative vote of a majority of the Votes Cast will be required by law to approve the amendment to the Purchase Plan. For this purpose, the "Votes Cast" are defined to be the shares of the Company's Common Stock represented and "voting" at the Annual Meeting. In addition, the affirmative votes must constitute at least a majority of the required quorum, which quorum is a majority of the shares outstanding at the record date. Votes that are cast against the proposal will be counted for purposes of determining both (i) the presence or absence of a quorum and (ii) the total number of Votes Cast with respect to the proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but shall not be counted for determining the total number of Votes Cast with respect to the proposal. Broker non-votes will be counted for purposes of determining the presence of absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AMENDMENT TO THE PURCHASE PLAN.

     The essential terms of the Purchase Plan, as amended, are summarized as follows:

PURPOSE

     The purposes of the Purchase Plan is to provide employees of the Company which are designated by the Board of Directors to participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Purchase Plan is intended to qualify under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

ADMINISTRATION

     The Purchase Plan provides for administration by the Board of Directors of the Company or a committee appointed by the Board and is currently administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined by the Board of Directors or its appointed committee, and its decisions are final and binding upon all participants. No charge for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Members of the Board receive no additional compensation for their services in connection with the administration of the Purchase Plan.

OFFERING PERIODS

     The Purchase Plan has offering periods of approximately six-month periods. The offering periods commence on or after January 1 and July 1 of each year. The Board of Directors has the power to alter the duration of the offering periods without shareholder approval.

ELIGIBILITY

     Any person who (i) is a regular employee scheduled to work at least twenty hours per week and at least three months per year and (ii) was employed by the Company on the 1st day of April or the 1st day of October immediately preceding the enrollment date is eligible to participate in the Purchase Plan. Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering may not participate in the Purchase Plan until the commencement of the next offering period.

PURCHASE PRICE

     The price at which share are sold to participating employees is eighty-five percent (85%) of the lower of the fair market value per share of the Common Stock on (i) the first day of the offering period or (ii) the last day of the purchase period. The fair market value of Common Stock on a given date is determined by reference to the closing sales price of the Nasdaq National Market. The closing sale price per share of the Company's Common Stock on the Nasdaq National Market on June 30, 2000 was $7.63.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions may not exceed 15% of a participant's compensation. A participant may discontinue his or her participation in the Purchase Plan and may decrease the rate of payroll deductions at any time during the offering period. A participant may increase the rate of payroll deductions at the beginning of each purchase period. Payroll deductions shall commence on the first payday following the offering date and shall continue at the same rate until the end of the offering period unless sooner terminated as provided in the Purchase Plan.

PURCHASE OF STOCK; EXERCISE OF OPTION

     By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him or her. The maximum number of shares placed under option to a participant in an offering is that number arrived at by dividing the amount of his or her compensation which he or she has elected to have withheld for the purchase period by the lower of
(i) 85% of the fair market value of a share of Common Stock at the beginning of the offering period, or (ii) 85% of the fair market value of a share of Common Stock on the last day of the purchase period as long as the total number of shares issued to a participant for any purchase period does not exceed a number determined by dividing $12,500 by the market value of a share of Common Stock at the beginning of the offering period. Unless the employee's participation is discontinued, the option for the purchase of shares will be exercised automatically at the end of the offering period at the applicable price.

     Notwithstanding the forgoing, no employee shall be permitted to subscribe for shares under the Purchase Plan (a) if, immediately after the grant of the option, the employee would own, and/or hold outstanding options to purchase, 5% or more of the voting stock or value of all classes of stock of the Company or
(b) which permits his or her rights to purchase stock under all employees stock purchase plans of the Company to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the Purchase Plan, a pro rata allocation of the share remaining shall be made in as equitable a manner as is practicable.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering period. Any withdrawal by the employee during a given offering automatically terminates the employee's interest in that offering.

TERMINATION OF EMPLOYMENT

     Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned without interest to such participant, or, in the case of death, to the person or person entitled thereto as specified by the employee in the subscription agreement.

CAPITAL CHANGES

     In the event of any changes in the capitalization of the Company, such as stock splits or stock dividends, resulting in an increase or decrease in the number of shares of Common Stock, effected without receipt of consideration by the Company, appropriate adjustment will be made by the Company in the shares subject to purchase and in the purchase price per share.

NONASSIGNABILITY

     No rights or accumulated payroll deductions of an employee under the Purchase Plan may be pledged, assigned, or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

     The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any changes in an option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares reserved under the Purchase Plan, materially modify the eligibility requirements, or materially increase the benefits which may accrue to participants under the Purchase Plan.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

     The Purchase Plan, and the right of Participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and more than one year from the date of the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sales or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of on before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss of such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent that it is entitled to a deduction for ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period(s) described above.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In additional, the summary does not discuss the tax consequences of a participant's death or the income tax laws of any state or foreign country in which the participant may reside.

PARTICIPATION IN THE PURCHASE PLAN

     Participation in the Purchase Plan is voluntary and is dependent on each eligible employee's election to participate and his or her determination as to the level of payroll deductions. Accordingly, future purchases under the Purchase Plan are not determinable. Non-employee directors are not eligible to participate in the Purchase Plan.

     The following table sets forth certain information regarding shares purchased during the fiscal year ended March 31, 2000 by each of the executive officers named in the Summary Compensation Table below who participated in the Purchase Plan, all current executive officers as a group, and all other employees who participated in the Purchase Plan as a group:

                                                               NUMBER OF
                   NAME OF INDIVIDUAL OR                         SHARES         DOLLAR
                     IDENTITY OF GROUP                        PURCHASED(#)   VALUED($)(1)
                   ---------------------                      ------------   ------------
Warren E. Pinckert II.......................................         --        $     --
Robert J. Dominici..........................................         --              --
Timothy I. Still............................................         --              --
Andrea J. Tiller............................................         --              --
Thomas E. Worthy............................................      2,712           7,729
All current executive officers as a group (5 persons).......      2,712           7,729
All other Employees as a group..............................     71,476         226,699
All Employees as a group....................................     74,188        $234,428

---------------
(1) Market value of shares on date of purchase minus the purchase price under the Purchase Plan.

                                 PROPOSAL FOUR

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the consolidated financial statements of the Company for the fiscal year ending March 30, 2001, and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers LLP has been the Company's independent accountants since 1990. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table shows compensation incurred by the Company for services rendered during fiscal years 2000, 1999, and 1998 for the Chief Executive Officer and the four other most highly compensated executive and non-executive officers of the Company (the "Named Executive Officers") whose compensation exceeded $100,000 in fiscal 2000. Where historically the Company has reported this information based upon the date when the employee was paid, the Table has been restructured to reflect when the expense was incurred and accrued. There were no bonuses incurred for fiscal 1999, as fiscal 1999 results incurred a loss.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                              ANNUAL COMPENSATION                ------------
                                 ---------------------------------------------    SECURITIES     ALL OTHER
                                                                OTHER ANNUAL      UNDERLYING    COMPENSATION
  NAME AND PRINCIPAL POSITION    YEAR   SALARY($)   BONUS($)   COMPENSATION($)    OPTIONS(#)       ($)(1)
  ---------------------------    ----   ---------   --------   ---------------   ------------   ------------
Warren E. Pinckert II(2).......  2000    236,707    152,694                              0         3,444
  President and Chief            1999    223,192                                    65,000         4,478
  Executive Officer              1998    194,167     60,000                         40,000         5,308

Robert J. Dominici(3)..........  2000    178,194    128,262                         25,000         2,162
  Executive Vice President       1999    114,548                                   265,000           143
  and Chief Operating
  Officer -- Diagnostic
  Products

Timothy I. Still(4)............  2000    123,923     37,249                         24,000         6,354
  Vice President Marketing &
  Sales -- Diagnostic Products

Andrea J. Tiller...............  2000    150,463    109,939                         25,000         2,391
  Vice President of Finance,     1999    145,436                                    25,000         2,295
  Chief Financial Officer,       1998    130,833     33,548                         25,000         2,656
  Treasurer and Secretary

Thomas E. Worthy(5)............  2000    119,271     36,709                         35,000         3,916
  Vice President Development &
  Regulatory
  Affairs -- Diagnostic
  Products

---------------
(1) The amounts described hereunder were paid by the Company for premiums on group term life insurance, medical and dental insurance and long term disability insurance

(2) In August, 1998, Mr. Pinckert took a voluntary 10% reduction in his Salary.

(3) Mr. Dominici joined the Company as its Executive Vice President of Marketing and Sales in August, 1998 and was promoted to Executive Vice President, Chief Operating Officer for Diagnostic Products in September, 1999.

(4) Mr. Still was promoted to the position of Vice President Marketing & Sales for Diagnostic Products in September, 1999.

(5) Mr. Worthy was promoted to the position of Vice President Development & Regulatory Affairs in August, 1999 and currently fulfills that role for the Company's Diagnostic Products business.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended March 31, 2000. All such options were awarded under the Company's 1997 Stock Incentive Program.

                                               INDIVIDUAL GRANTS
                                           --------------------------                 POTENTIAL VALUE(1)
                                             % OF     EXERCISE PRICE    EXPIRATION   --------------------
            NAME               NUMBER(2)   TOTAL(3)   PER SHARE(2)(4)      DATE         5%         10%
            ----               ---------   --------   ---------------   ----------   --------    --------
Warren E. Pinckert II........        0         0%         $    0                     $      0    $      0
Robert J. Dominici...........   25,000       3.6%          6.063          9/17/06     213,281     295,377
Timothy I. Still.............   18,404       2.7%          6.625         10/21/06     171,563     237,600
                                 5,596       1.0%          6.625         10/21/06      52,166      72,246
Andrea J. Tiller.............   21,292       3.1%          6.063          9/17/06     181,647     251,567
                                 3,708       0.5%          6.063          9/17/06      31,634      43,810
Thomas E. Worthy.............   35,000       5.1%          5.250          8/19/06     258,555     358,077

---------------
(1) "Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term." Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the seven year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) "Number of Underlying Shares Granted as Options." Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors on the date of grant with reference to the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant.

(3) "% of Total Options Granted to Employees in Fiscal Year." Based on an aggregate of 691,105 options granted under the 1997 and 1999 Stock Incentive Program in the fiscal year ended March 31, 2000.

(4) Exercise price and tax withholding obligations related to exercise may be paid in cash, check, promissory note, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table sets forth, for each of the Named Executive Officers, the aggregated option exercises in the last fiscal year and the year-end value of unexercised options.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                    OPTIONS                     OPTIONS(2)
                          SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME              ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ---------------   -----------   -----------   -------------   -----------   -------------
Warren E. Pinckert II...        $--             $--         343,266         99,024      $1,419,132      $151,727
Robert J. Dominici......         --              --         141,248        148,752         369,628       404,807
Timothy I. Still........         --              --          25,456         34,544          22,958        60,112
Andrea J. Tiller........         --              --         108,644         46,356         314,253       126,395
Thomas E. Worthy........         --              --          17,820         34,305          45,424       107,005

---------------
(1) Market value of the Company's Common Stock at the exercise date minus the exercise price.

(2) Market value of the Common Stock as of March 31, 2000 minus the exercise price.

DIRECTORS' COMPENSATION

     Non-employee directors receive a $1,000 monthly retainer and a $1,000 director's meeting fee for each Board meeting they attend with the exception of the Chairman who receives a $2,000 monthly retainer and a $2,000 director's meeting fee for each Board meeting he attends. Non-employee directors also receive a $1,000 fee for each meeting of the Audit, Compensation, Governance or Nominating Committees attended that is not on the same day as a regular Board meeting. In addition, the 1997 Stock Incentive Program provides that options to purchase the Company's Common Stock may be granted to non-employee directors pursuant to a non-discretionary, automatic grant mechanism, whereby each such director is granted an option to purchase 10,000 shares on the date of each Annual Meeting of Shareholders with the exception of the Chairman who is granted an option to purchase 20,000 shares on the date of each Annual Meeting of Shareholders, or an initial grant of 10,000 shares upon becoming a member of the Board of Directors if the date such director joins the Board is within six months of the most recent Annual Meeting of Shareholders. In August 1999, pursuant to the provisions of the 1997 Stock Incentive Program, Mr. Castello, Mr. Landon and Mr. Wilson were each granted nonstatutory options to purchase 10,000 shares of the Company's Common Stock at an exercise price of $6.00 per share. Dr. Sadow was granted a nonstatutory option to purchase 20,000 shares of the Company's Common Stock at the same exercise price of $6.00 per share. The Company plans to make similar initial and annual grants to non-employee directors out of the Company's 2000 Stock Incentive Program.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Board of Directors has approved a twelve-month wage and benefits continuation package, including but not limited to twelve months of Stock Option vesting and medical and dental coverage, for Mr. Pinckert in the event he is terminated by the Company, for any or no reason, Mr. Pinckert will be paid, in a lump-sum, within thirty days of the date of such termination, an amount equal to one years' compensation, at the rate of compensation in effect immediately prior to such termination (minus applicable withholding).

     The Board of Directors has approved a six-month wage and benefits continuation package, including but not limited to six months of Stock Option vesting and medical and dental coverage, for Mr. Aroy, Mr. Dominici, Mr. Stromberg, Mr. Still, Ms. Tiller, Ms. Wassmann, and Mr. Worthy in the event they are terminated by the Company, for any or no reason, he or she will be paid, in a lump-sum, within thirty days of the date of such termination, an amount equal to six months compensation, at the rate of his or her compensation in effect immediately prior to such termination (minus applicable withholding).

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") of the Board of Directors reviews and approves the Company's executive compensation policies. The Committee administers the Company's various incentive plans, including the 1997 and 1999 Stock Incentive Programs, sets compensation policies applicable to the Company's executive officers and evaluates the performance of the Company's executive officers. The compensation levels of the Company's executive officers for the fiscal year ended March 31, 2000, including base salary levels, potential bonuses and stock option grants were determined by the committee at the beginning of the fiscal year. The following is a report of the Committee describing the compensation policies and rationale applicable with respect to the compensation paid to the Company's executive officers for the fiscal year ended March 31, 2000.

     COMPENSATION PHILOSOPHY

     The Company's philosophy in setting its compensation policies for executive officers is to maximize shareholder value over time. The primary goal of the Company's executive compensation program is therefore to closely align the interests of the executive officers with those of the Company's shareholders. To achieve this goal the Company attempts to (i) offer compensation opportunities that attract and retain executives whose abilities are critical to the long-term success of the Company, motivate individuals to perform at their highest level and reward outstanding achievement, (ii) maintain a portion of the executive's total compensation at risk, tied to achievement of financial, organizational and management performance goals, and (iii) encourage executives to manage from the perspective of owners with an equity stake in the Company. The Compensation Committee currently uses base salary, annual cash incentives and stock options to meet these goals.

     BASE SALARY

     Base salary is primarily used by the Company as a device to attract, motivate, reward and retain highly skilled executives. The Committee reviewed and approved fiscal 2000 base salaries for the Chief Executive Officer and other executive officers at the beginning of the fiscal year. Base salaries were established by the Committee based upon an executive officer's job responsibilities, level of experience, individual performance, contribution to the business, the Company's financial performance for the past year, and recommendations from management. The Committee also takes into account the salaries for similar positions at comparable companies, based on each individual Committee member's industry experience. In reviewing base salaries, the Committee focused significantly on each executive officer's prior performance with the Company and expected contribution to the Company's future success. In making base salary decisions, the Committee exercised its discretion and judgment based upon these factors. No specific formula was applied to determine the weight of each factor. In fiscal 2000, the Board approved an increase in Mr. Pinckert's salary, reinstating the voluntary 10% salary reduction Mr. Pinckert had taken in fiscal 1999, and increasing his base salary 4.5% from its reinstated rate. This resulted in base compensation of $236,707 incurred for Mr. Pinckert in fiscal 2000.

     ANNUAL CASH INCENTIVES

     Each Named Executive Officer's bonus is based on qualitative and quantitative factors and is intended to motivate and reward such Named Executives Officers by directly linking the amount of any cash bonus to specific Company-based performance targets and specific individual-based performance targets. Annual incentive bonuses for Named Executive Officers are intended to reflect the Committee's belief that a portion of the compensation of each Named Executive Officer should be contingent upon the performance of the Company, as well as the individual contribution of each Named Executive Officer. To carry out this philosophy, the Board of Directors review and approves the financial budget for the fiscal year. The Compensation Committee then establishes target bonuses for each Named Executive Officer as a percentage of the officer's base salary. The Named Executive Officers, including Mr. Pinckert, must successfully achieve these performance targets which are submitted by management to the Compensation Committee for its evaluation and approval at the beginning of the fiscal year. The Company-based performance goals are tied to different indicators of the Company's performance, such as the operating results of the Company. The individual performance goals are tied to different indicators of such Named Executive Officer's performance, such as the financial performance of the Company, new product development and increase in the customer base. The Compensation Committee evaluates the completion of the Company-based performance targets and specific individual-based performance targets and approves a performance rating relative to the goals so completed. This scoring is influenced by the Compensation Committee's perception of the importance of the various corporate and individual goals. The Compensation Committee believes that the bonus arrangement provides an excellent link between the Company's earnings performance and the incentives paid to the Named Executive Officers. In fiscal 2000, the Board approved an annual cash incentive bonus of $152,694 for Mr. Pinckert based upon the Company's significant turnaround from fiscal 1999 and overachievement of its profitability plan for fiscal 2000, which was adjusted for the new business units.

     STOCK OPTIONS

     The Compensation Committee provides the Company's Named Executive Officers with long-term incentive compensation through grants of stock options under the Company's 1997 Stock Incentive Program. The Compensation Committee believes that stock options provide the Company's Named Executive Officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Compensation Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. Such options also utilize vesting periods that encourage key executives to continue in the employ of the Company. All options granted to Named Executives Officers to date have been granted at the fair market value of the Company's Common Stock on the date of grant. The Compensation Committee considers the grant of each option subjectively, considering factors such as the Named Executive Officer's relative position and responsibilities with the Company, the individual performance of the Named Executive Officer over the previous fiscal year, and the anticipated contribution of the Named Executive Officer to the attainment of the Company's long-term strategic performance goals. Stock options granted in prior years are also taken into consideration. The Compensation Committee views stock option grants as an important component of its long-term, performance-based compensation philosophy. Mr. Pinckert was not granted incentive stock options in fiscal 2000.

     SECTION 162(m)

     The Compensation Committee has considered the potential future effects of
Section 162(m) of the Internal Revenue Code on the compensation paid to the Company's Named Executive Officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Company has adopted a policy that, where reasonably practicable, the Company will take the necessary steps to conform its compensation, including compensation derived from the exercise of stock options, to comply with the deductibility limitations of Section 162(m).

                                          Respectfully submitted by Members of
                                          the Compensation Committee:

                                          John L. Castello
                                          John H. Landon

                               PERFORMANCE GRAPH

     The following is a line graph comparing the cumulative total return to shareholders of the Company's Common Stock at March 31, 2000 since March 31, 1994 to the cumulative total return over such period of (i) the Nasdaq Stock Market United States Index and (ii) a Peer Group Index, which includes all companies in the Standard Industrial Classification Code 3826 -- Measuring and Controlling Devices, of which the Company is a member.

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN(1)
AMONG CHOLESTECH CORPORATION, THE NASDAQ STOCK MARKET UNITED STATES INDEX AND A
                                PEER GROUP(2)(3)

                                                       CHOLESTECH                                             NASDAQ STOCK
                                                       CORPORATION                 PEER GROUP                 MARKET (U.S.)
                                                       -----------                 ----------                 -------------
3/95                                                     100.00                      100.00                      100.00
3/96                                                     400.00                      114.34                      135.80
3/97                                                     273.33                      128.12                      150.95
3/98                                                     800.00                      154.24                      228.88
3/99                                                     113.33                      127.85                      309.19
3/00                                                     451.68                      451.89                      574.04

---------------
(1) Assumes that $100.00 was invested on March 31, 1994 in the Company's Common Stock or index, and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

(2) Peer Group is SIC Code 3826 -- Measuring and Controlling Devices.

(3) The Company operates on a 52/53 week fiscal year, which ends on the last Friday in March. Accordingly, the last trading day of its fiscal year may vary. For consistent presentation and comparison to the indices shown herein, the Company has calculated its stock performance graph assuming a March 31 year-end.

     The information contained above under the captions "Report of the Compensation Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

                              CERTAIN TRANSACTIONS

     None.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act and regulations of the Securities and Exchange Commission (the "Commission") thereunder require the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of initial ownership and changes in ownership with the Commission. Based solely on its review of copies of such forms received by the Company, or on written representations from certain reporting persons that no other reports were required for such persons, the Company believes that all of the Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were complied with during or with respect to the period from March 27, 1999 to March 31, 2000.

                                 OTHER MATTERS

     The Company is not aware of any other business to be presented at the Annual Meeting. If matters other than those described herein should properly arise at the meeting, the proxies will vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors
Dated: July 10, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                             CHOLESTECH CORPORATION

                PROXY FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 17, 2000

The undersigned shareholder of Cholestech Corporation, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 12, 2000, and hereby appoints John L. Castello and Warren E. Pinckert II and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Shareholders of Cholestech Corporation to be held on August 17, 2000 at 10:00 a.m., Pacific Time, at the Hotel Sofitel San Francisco Bay located at 223 Twin Dolphin Drive, Redwood City, California 94065, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.   ELECTION OF DIRECTORS:

     / / FOR all nominees listed below    / / WITHHOLD (except as indicated)

         If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

                 John L. Castello      Warren E. Pinckert II
                 Molly J. Coye         Harvey S. Sadow
                 John H. Landon        Larry Y. Wilson

2. PROPOSAL TO ADOPT THE COMPANY'S 2000 STOCK INCENTIVE PROGRAM AND TO AUTHORIZE THE RESERVATION OF 590,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.

     / / FOR              / / AGAINST              / / ABSTAIN

3. PROPOSAL TO AMEND THE COMPANY'S 1992 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE AGGREGATE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN BY 200,000.

     / / FOR              / / AGAINST              / / ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR FISCAL 2001:

     / / FOR              / / AGAINST              / / ABSTAIN

     and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

                (continued and to be signed on the reverse side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


Signature(s)                                        Dated             , 2000
            ----------------------------------------      ------------

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)